Exhibit 10.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), entered into as of March 24, 2017, by and between Impax Laboratories, Inc., a Delaware corporation (the “Company”), and Paul M. Bisaro (the “Executive”).

WITNESSETH:

WHEREAS, the Executive possesses unique personal knowledge, experience and expertise;

WHEREAS, effective as of March 27, 2017 (the “Effective Date”), the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s employment with the Company effective as of the Effective Date.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1 Term of Employment. The Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”), unless further extended or earlier terminated as provided in this Agreement. This Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal (a “Non-Renewal Notice”) is provided by either party at least 90 days prior to the end of the Initial Term or the successive one-year period then in effect or unless earlier terminated as provided in this Agreement. Neither non-renewal of this Agreement for additional periods after the second anniversary of the Effective Date, nor expiration of this Agreement as a result of such non-renewal, shall, by itself, result in termination of the Executive’s employment. The period of time between the Effective Date and the termination of the Executive’s employment under this Agreement or the expiration of this Agreement, whichever is earlier, shall be referred to herein as the “Term.”

1.2 General.

1.2.1 During the Term, the Executive shall have the titles of President and Chief Executive Officer of the Company and shall have general supervision of all of the departments and business of the Company and shall prescribe the duties of all other officers and employees of the Company and such other authorities, duties and responsibilities as are prescribed by the Company’s bylaws and as may from time to time be delegated to him by the Board of Directors of the Company (the “Board”). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board from time to time. During the Term, the Executive shall be the highest ranking executive of the Company and no other officer will be appointed with authority over the Executive, and the Executive shall report directly to the Board.

1.2.2 The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee, in each case, in a non-lead, non-chair role, of up to two (2) publicly traded corporations and up to one (1) private organization or corporation, in each case, that does not, in the good faith determination of the Board, compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, however, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company;

(iii) engaging in professional organization and program activities;

(iv) managing his personal passive investments and affairs; and

(v) participating in charitable or community affairs;

provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Board. Notwithstanding the foregoing, the Executive shall be permitted to continue to serve on the boards of directors upon which he serves as of the Effective Date, provided, that he takes all reasonably necessary actions to terminate any such service that violates this Section 1.2.1 on or prior to the three-month anniversary of the Effective Date and, in the interim, shall cooperate with the Board to limit any interference, conflict or violation. The Company represents that, based on current facts and circumstances, for the purposes of this Section 1.2 and Section 6.3, the Company acknowledges and accepts the Executive’s service on the boards of directors of Allergan plc and Zoetis, Inc.

1.2.3 The Executive shall obtain a comprehensive medical examination every two years during the Term, and the Company shall reimburse the Executive the cost thereof to the extent not reimbursed by health insurance.

1.2.4 The Board shall appoint the Executive as a member of the Board no later than the first regularly scheduled meeting of the Board following the Executive’s commencement of employment. At or prior to such meeting, the Board shall amend the Company’s bylaws to increase the number of authorized directors to nine. Thereafter, during the Term, at each applicable annual meeting of the Company’s stockholders, the Board shall nominate and recommend the election of the Executive by the Company’s stockholders as a director. Upon Termination for any reason under this Agreement or upon the expiration of the Term of this Agreement, the Executive shall resign immediately upon request of the Board from all officer and director positions held by him with the Company and its affiliates.

1.3 Reimbursement of Expenses. During the Term, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel (including, in the discretion of Executive, first class or business class travel), or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2.	COMPENSATION

2.1 Base Salary. During the Term, the Executive shall be entitled to receive a base salary at the annual rate of $850,000, subject to increase, or decrease, only if salary decreases are concurrently implemented across the senior executives of the Company, as determined by the Board or its Compensation Committee from time to time in its discretion, payable in accordance with the payroll practices of the Company (the “Base Salary”).

2.2 Incentive Bonuses. In addition to the Base Salary, during the Term the Executive shall participate in the Company’s management bonus program whereby the Executive will be eligible to receive an annual cash incentive bonus based upon a percentage of the Base Salary and attainment of goals established in writing by the Board or its Compensation Committee at the beginning of each year (the “Incentive Bonus”) for each completed calendar year (subject to Section 4.4 hereof) of service with the Company. Such bonus shall be paid within 2-1/2 months following the end of the calendar year to which it relates, subject to Executive’s continuous employment through the last day of the calendar year to which such bonus relates. The Executive’s Incentive Bonus for 2017 (targeted at a minimum of 100% of the Base Salary and potentially up to 150% of the Base Salary depending upon the achievement of certain business and individual objectives and criteria) will be prorated based on the number of days elapsed in the year before and after the Effective Date.

2.3 Stock Option Award. Subject to approval by the Board, on the Effective Date or as soon as reasonably practicable thereafter, the Company shall grant to the Executive an option (the “Option”) to purchase 850,000 shares of Company common stock under, or on substantially the same terms as, its Third Amended and Restated 2002 Equity Incentive Plan, as may be amended from time to time (the “Plan”). The Option shall have an exercise price per share equal to the closing trading price of Company common stock on the date of grant. The Option shall vest and become exercisable with respect to 25% of the shares subject to the Option on each of the first four anniversaries of the Effective Date, in each case, subject to Executive’s continued employment to the Company through the applicable vesting date. The Option will otherwise be subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement or terms and conditions substantially similar thereto. During the Term, the Executive shall be eligible to receive such other grants of equity awards in such amounts and subject to such terms as determined by the Compensation Committee in its sole discretion.

2.5 Additional Compensation. During the Term, in addition to the foregoing, the Executive shall be eligible to receive such other compensation as may from time to time be awarded him by either the Board or the Compensation Committee in its sole discretion.

3.	EMPLOYEE BENEFITS

During the Term, the Executive shall be entitled to paid time off generally made available to executive personnel of the Company and to participate in and have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company, as such benefit plans or programs may be amended or terminated in the sole discretion of the Board and with the concurrence of the Compensation Committee, from time to time. The Executive shall accrue up to twenty (20) days paid time off each calendar year which will accrue in accordance with the Company’s Paid Time Off (PTO) & Holiday Policy.

4.	TERMINATION OF EMPLOYMENT

4.1 General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

4.1.1 Death. The Executive’s employment under this Agreement shall terminate upon his death.

4.1.2 Disability. If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement upon 30 days prior written notice; provided that the Executive has not returned to full time performance of his duties during such 30-day period. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six consecutive months from its commencement.

4.1.3 Good Reason. The Executive may terminate his employment under this Agreement for Good Reason (as defined below) at any time on or prior to the 60th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent and which is not cured by the Company upon written notice by the Executive, such notice to have been provided by the Executive within 30 days of any such event having occurred:

(i) any action or inaction by the Company constituting a material breach of the Agreement by the Company;

(ii) a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1.2 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii) the loss of any of the titles of the Executive with the Company set forth in Section 1.2 above;

(iv) a material reduction by the Company in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus, but, except in the case of a reduction following a Change in Control (as defined below), not including a reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus which is consistent with the reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus imposed on all senior executives of the Company;

(v) the failure by the Board to, at the end of the applicable Board term, nominate or renominate the Executive to serve as a member of the Board (other than as a result of the Executive’s death or Disability, or because of a legal prohibition under applicable law or regulation);

(vi) the assignment to the Executive of duties or responsibilities that are negatively and materially inconsistent with any of his duties and responsibilities set forth in Section 1.2 hereof;

(vii) a material change in the reporting structure set forth in Section 1.2.1 hereof;

(viii) the delivery to the Executive by the Company of a Non-Renewal Notice; or

(ix) a Change in Control occurs.

4.1.4 Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least 60 days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as defined below)).

4.1.5 Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined below). For purposes of this Agreement, termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined in good faith by the Board:

(i) the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 business days within which to cure same;

(ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii) the Executive’s willful misconduct in the performance of his duties hereunder (including theft, fraud, embezzlement, and securities law violations;

(iv) the Executive’s violation of the Company’s Code of Conduct or other written policies; provided, however, that the Company shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 business days within which to cure same; or

(v) the Executive’s willful misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is actually or potentially materially injurious to the Company in the Company’s reasonable business judgement, monetarily or otherwise.

For purposes of this Section 4.1.5, no act or failure to act on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including its reputation). Prior to any termination for Cause, the Company shall provide the Executive with a Notice of Termination specifying the event constituting Cause and shall give the Executive the opportunity to appear before the Board to present his views on the Cause event. If, after such hearing, the majority of the full Board (excluding the Executive) does not support such termination, the Notice of Termination shall be rescinded. After providing the notice in the foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section has been made.

4.1.6 Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive, other than for death or Disability.

4.1.7 Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A (as defined below): (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) of this Section 4.4.4) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or (d) the consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to the time of the sale or other disposition.

4.2 Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

4.3 Date of Termination. The “Date of Termination” shall mean (a) if the termination is the result of the Executive’s death, the date of his death, (b) if the termination is pursuant to Section 4.1.2 hereof, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (c) if the termination is pursuant to Section 4.1.3 or Section 4.1.5 hereof, the date specified in the Notice of Termination after the expiration of any applicable cure period, (d) if the termination is pursuant to Section 4.1.4 hereof, the date specified in the Notice of Termination which shall be at least 60 days after the Notice of Termination is given, or such earlier date as the Company shall determine in its sole discretion, and (e) if the termination is pursuant to Section 4.1.6 hereof, the date on which the Notice of Termination is given.

4.4 Compensation Upon Termination.

4.4.1 Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) any Incentive Bonus earned but unpaid for a prior fiscal year, paid in accordance with Section 2.2 (including payment timing); (c) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 hereof through the Date of Termination; (d) payment for any accrued but unused vacation time in accordance with Company policy; (e) all stock options and restricted stock previously granted to the Executive that have vested in accordance with the terms of such grants; and (f) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan (such amounts and benefits set forth in clauses (a) though (f) being referred to hereinafter as the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Sections 6.5, 7 and 8 hereof. Any stock options and restricted stock previously granted to the Executive that have not vested in accordance with the terms of their grants as of the Date of Termination shall be forfeited as of the Date of Termination.

4.4.2 Termination as a result of Death, Disability, Without Cause or For Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason, his employment is terminated by reason of his death or the Company terminates the Executive’s employment hereunder without Cause or for reason of Executive’s Disability, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.8:

(i) Subject to Section 8.10.2, an amount equal to the sum of (x) the balance of the Base Salary due under this Agreement or two times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is greater, plus (y) an amount equal to two times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below);

(ii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro rata portion of the Executive’s Incentive Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Incentive Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 2.2 (including payment timing, “Pro Rata Bonus”); and

(iii) the continuation of all benefits for 24 months from the Date of Termination.

In addition, subject to Section 4.4.8, the vesting of all unvested stock options and restricted stock previously granted to the Executive shall be accelerated by (x) 24 months, in the case of a termination by the Company without Cause or resignation for Good Reason or (y) 12 months, in the case of a termination on account of Executive’s death or Disability, and any such stock options, notwithstanding any provision to the contrary in the option or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination or, if earlier, until the original expiration date of the option.

4.4.3 Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive resigns from his employment hereunder for Good Reason, the Company terminates the Executive’s employment hereunder without Cause or Executive’s employment terminates by reason of death or Disability, in each case, within 60 days preceding or 12 months following a Change in Control (as defined below), or the Term expires or is not renewed due to the Company’s delivery of a notice of nonrenewal and the Executive’s employment is then terminated without Cause within 12 months following a Change in Control, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.8, a severance payment as follows:

(i) subject to Section 8.9.2, an amount equal to the sum of (x) the balance of the Base Salary due under this Agreement or two and one half times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is greater, plus (y) an amount equal to two and one half times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below);

(ii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a Pro Rata Bonus, paid in accordance with Section 2.2 (including payment timing); and

(iii) the continuation of all benefits for 24 months from the Date of Termination.

In addition, subject to Section 4.4.8, the vesting of all unvested stock options and restricted stock previously granted to the Executive shall be accelerated to the Date of Termination and any such stock options, notwithstanding any provision to the contrary in the option or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination or, if earlier, until the original expiration date of the option.

4.4.4 No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.

4.4.5 Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive with the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits), and any distributions with respect to the restricted stock and stock options under Sections 4.4.2 and 4.4.3, shall be conditioned on the Executive’s execution and failure to revoke a waiver and general release in a form generally consistent with Exhibit A hereto (subject to such changes as may be necessary at the time of execution in order to make such release enforceable) (the “Release”). The Company shall provide the Release to the Executive within seven days following the applicable Date of Termination. In order to receive the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits) and the distributions with respect to the restricted stock and stock options under Sections 4.4.2 and 4.4.3, the Executive will be required to execute and deliver the Release within 21 days after the date it is provided to him and not to revoke it within seven days following such execution and delivery. Notwithstanding anything to the contrary contained herein, (i) all payments delayed pursuant to this Section, except to the extent delayed pursuant to Section 8.10.2, shall be paid to the Executive in a lump sum on the first Company payroll date on or following the 60th day after the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein, with each such payment deemed to be a separate and distinct payment for the purposes of Code Section 409A (as defined below) and (ii) all distributions with respect to the restricted stock and stock options delayed pursuant to this Section, except to the extent delayed pursuant to Section 8.10.2, shall be distributed to the Executive on the 60th day after the Date of Termination.

5.	INSURABILITY; RIGHT TO INSURE

The Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in an amount of up to $50,000,000.00. The Executive shall fully cooperate in the procuring of such insurance, including submitting to any required medical examination and by completing, executing and delivering such applications and other instrument in writing as may be reasonably required by any insurance company to which application for insurance may be made by the Company. The Company’s ability to procure any key man life insurance covering Executive’s life shall not be a condition of employment.

6.	CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; NON- DISPARAGEMENT; COOPERATION

6.1 Confidential Information. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information (as defined below) relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 6.1, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Confidential Information includes, but it not limited to, information that the Executive creates, develops, derives, obtains, makes known, or learns about which has commercial value in the business in which the Company Group is involved and which is treated by the Company Group as confidential, such as trade secrets, ideas, processes, formulas, compounds, compositions, research and clinical data, know-how, discoveries, developments, designs, innovations, plans, strategies, pricing, costs, financial information, employee information, forecasts and current and prospective customer and supplier lists. The Executive shall not, during the Term or at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including pursuant to Section 6.6 below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, at any time during or after the Term.

6.2 Return of Property. Upon the termination of the Executive’s employment for any reason all Company Group property that is in the possession of the Executive, including all documents, records, drug formulations, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information that are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company. Anything to the contrary herein notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

6.3 Non-Competition. Except in the case of a Termination pursuant to Section 4.4.3 following a Change in Control, the Executive hereby agrees that he shall not, during the Term, directly or indirectly, engage or have an interest in, or render any services to, any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise)

(such activities hereinafter referred to collectively as “Engaging”) that competes directly with the Company. Notwithstanding the foregoing, nothing herein shall prevent the Executive from (i) owning securities in a publicly traded entity whose activities compete with those of the Company (or any member thereof), provided that such securities holdings are not greater than five percent of the equity ownership in such entity; (ii) Engaging in the business of the ownership and licensing (as licensor) of trademarks and brands if the products or services carrying such trademarks and brands do not compete with the products or services carrying the trademarks and brands owned and licensed (as licensor) by the Company, or that the Company is actively planning to own or license (as licensor), on the Date of Termination; or (iii) Engaging in an operating company (including ownership of securities of such operating company’s holding company) with annual revenues not in excess of $10,000,000.

6.4 Prohibition on Use of Confidential Information to Solicit Customers and Prospects. During the Executive’s employment, the Executive shall not engage in any other employment or activity that might materially interfere with the interests of the Company Group. Furthermore, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) during the Term (except in the good faith performance of his duties) and for a period of 12 months thereafter, solicit, aid or induce (or attempt to do any of the foregoing) directly or indirectly, any current or prospective customer of the Company with whom the Executive in any way dealt with at any time during the last two years of the Executive’s employment to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, interfere in any manner with the relationship of the Company and any of its vendors. An employee, representative or agent shall be deemed covered by this Section while so employed or retained by the Company and for six months thereafter. Anything to the contrary herein notwithstanding, the following shall not be deemed a violation of this Section 6.4: (a) the Executive’s solicitation of the Company’s customers and/or vendors in connection with, and directly related to, his Engaging in a business that complies with Sections 6.3(ii) or (iii); (b) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee; or (c) if an entity with which the Executive is associated hires or engages any employee of the Company, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee only if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

6.5 Non-Disparagement. At no time during or within five years after the Term shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services. The Company shall advise its senior officers and the members of the Board (while serving in such capacities) not to disparage the Executive during the period. Notwithstanding the foregoing, nothing in this Section 6.5 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

6.6 Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive shall, while employed by the Company and thereafter, respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company and will provide reasonable assistance to the Company Group and its representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Executive’s personal and business commitments. The Executive shall promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. If the Executive is required to provide any services pursuant to this Section 6.6 following the Term, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers (provided that it shall be in Executive’s discretion to travel via first or business class, which costs shall be reimbursable by the Company), for reasonable legal fees to the extent the Executive in good faith believes that separate legal representation is reasonably required, and for the Executive’s time at a rate equivalent to the Executive’s most recent base salary. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 6.6, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

6.7 Remedies and Reformation. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

6.8 Violations. In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that: (a) the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; (b) any severance payable which remains unpaid or other benefits yet to be received under Section 4.4.2 or 4.4.3 shall be forfeited by the Executive; and (c) any vested options not exercised as of the date of any violation of the provisions of this Section 6 shall be forfeited.

7.	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

During the Term and thereafter, the Company shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the Company’s by-laws. During the Term and thereafter, the Company shall also cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

8.	MISCELLANEOUS

8.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:	Impax Laboratories, Inc.

31047 Genstar Rd.

Hayward, CA 94544

Attn: Chairman, Compensation Committee

To the Executive, at the last address for the Executive on the books of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

8.2 Testing; Verification. As a condition of the Executive’s employment with the Company, the Executive will be required to successfully complete a drug test, background check and credit check, the cost of which shall be paid by the Company. In addition, to comply with Department of Homeland Security, the Executive will be required to provide verification of the Executive’s identity and legal right to work in the United States and must complete a Form I-9 within the first three (3) days of the Effective Date. The Company shall notify the Executive of the identity of a clinic for drug testing that is local to the Executive, and the Executive hereby agrees to schedule an appointment with such clinic within forty-eight (48) hours of the date of this Agreement. In the event the Executive fails any such tests or such verification, then this Agreement shall be void ab initio and of no further force or effect.

8.3 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.4 Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.5 [Intentionally Omitted.]

8.6 Entire Agreement. This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements, proposed terms or understandings between the Company and the Executive. This Agreement (including any of the Exhibits hereto) may be amended, modified or replaced at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memorandum or rule of general applicability of the Company, this Agreement shall control.

8.7 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

8.8 Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware.

8.9 Arbitration. Any dispute or controversy, including, but not limited to, discrimination claims and claims involving a class, arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 6.7 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Delaware (applying Delaware law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. EACH PARTY WAIVES RIGHT TO TRIAL BY JURY.

8.10 Section 409A of the Code.

8.10.1 General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A.

8.10.2 Separation from Service; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the Date of Termination to be a “specified employee,” within the meaning of that term under Section (a)(2)(B) of Code Section 409A (“Code Section 409(a)(2)(B)”)and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 8.10.2, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 8.10.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 8.10.2 shall be made to the Executive. In addition to the foregoing, to the extent required by Code Section 409A(a)(2)(B), prior to the occurrence of both a Disability termination as provided in Section 4.1.2 hereof and the Executive’s becoming “disabled” under Code Section 409A, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section 8.10.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the prime interest rate as reported in The Wall Street Journal as of the business day immediately preceding the payment date for the applicable delayed payment.

8.10.3 Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code and the regulations and guidance promulgated thereunder solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

8.11 Survivorship. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

8.12 Counterparts. This Agreement may be executed in counterparts (including by electronic transmission) which, when taken together, shall constitute one and the same agreement of the parties.

8.13 Company Representations. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer or director signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the date first set forth above.

Impax Laboratories, Inc.

By:	/s/ Robert L. Burr
Name:	Robert L. Burr
Title:	Chairman of the Board of Directors

/s/ Paul M. Bisaro
Paul M. Bisaro

EXHIBIT A

Form of General Release and Waiver

General Release and Waiver

This General Release and Waiver (this “Release”) is entered into effective as of             , by Paul M. Bisaro (the “Executive”), on the one hand, and Impax Laboratories, Inc. and its subsidiaries and affiliates (collectively, the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Defined terms used but not defined herein shall have the same meaning as set forth in the Employment Agreement between the Executive and the Company dated March 24, 2017 (“Employment Agreement”).

1. Confirmation of Termination. The Executive’s employment with the Company is terminated as of             (the “Termination Date”). This Release sets forth the payments, benefits, and other terms and conditions that the Company will provide to the Executive under [, and serves as notice of, an election by the Company of a termination pursuant to Section 4.1.6 of] the Employment Agreement. If the Executive executes, delivers, and does not revoke this Release as set forth in Section 13 below, the Executive will be entitled to the payments and benefits pursuant to the terms hereof. Except as set forth in this Release, the Executive acknowledges and agrees that the Termination Date is the date of termination of his employment for all purposes, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment after the Termination Date. The Executive acknowledges and agrees that he will not knowingly seek employment with the Company at any time in the future, and that the Company’s refusal to employ the Executive in any future capacity will not subject the Company to liability on any grounds. In the event that the Release does not become effective pursuant to Section 13 of this Release or otherwise, then Company reserves the right to claim that the Executive’s employment was terminated pursuant to Section 4.1.5 of the Employment Agreement.

2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of the Company and all of its subsidiaries and affiliates and from any positions held with any other entities at the direction or request of the Company. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive acknowledges and agrees that the Termination Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company. The Executive agrees to make himself available to assist and consult with the Company regarding matters relating to his former duties for a period of six months after his Termination Date, provided that the Executive is reimbursed for any and all reasonable expenses related to such cooperation, including but not limited to, travel, lodging, communication, and duplication expenses, and that the Executive is reimbursed for reasonable attorney fees if the Executive in good faith believes that separate legal representation is required, and that the Executive is compensated for the Executive’s time at a rate equivalent to the Executive’s most recent base salary.

3. Termination Benefits. If the Executive executes and delivers this Release and does not revoke this Release within the time set forth in Section 13 below, then the Executive will be entitled, subject to the terms and conditions set forth below and in the plan documents, to the payments and benefits set forth in this Section 3 (collectively the “Termination Benefits”), which together satisfy in full the Company’s obligations with respect to payments and benefits under the Employment Agreement or otherwise:

a. [Separation Pay: The Company shall pay the Executive $            (representing             times the Executive’s Base Salary, (as defined in Section 2.1 of the Employment Agreement)), paid in equal installments on the Company’s normal payroll dates for a period of 12 consecutive months commencing from the Termination Date in accordance with the normal payroll practice of the Company, with each payment deemed to be a separate payment for purposes of IRS Code §409A. The first payment shall be made on the next normal payroll day following the Release Effective Date, as that term is defined in Section 13 below.]

b. [Separation Bonus: The Company shall pay the Executive $            (representing             times the average of the Incentive Bonus (as defined in Section 2.2 of the Employment Agreement) the Executive received from the Company for all fiscal years completed during the term of the Employment Agreement), paid in equal installments on the Company’s normal payroll dates for a period of 12 consecutive months commencing from the Termination Date in accordance with the normal payroll practice of the Company, with each payment deemed to be a separate payment for purposes of IRS Code §409A. The first payment shall be made on the next normal payroll day following the Release Effective Date, as that term is defined in Section 13 below.]

c. [Pro Rata Bonus: No later than             , the Company shall pay the Executive a pro rata portion of the Executive’s Incentive Bonus for fiscal year             based solely on the Company’s actual results against the Company’s goals for the year (determined by multiplying the amount of such Incentive Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days up to the Termination Date during the fiscal year of termination that the Executive was employed by the Company and the denominator of which is 365).]

d. Benefits

i. Medical Benefits: The Company will provide the Executive with information regarding eligibility to continue medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms. If the Executive timely and effectively elects under COBRA to continue medical benefit coverage after the Termination Date under the Company Independence Blue Cross medical plan (or any successor plan) for himself or any of his dependents currently enrolled on his plan (the “Dependents”), then the Company will pay the insurer such COBRA medical benefit premiums for as long as the Executive and/or his Dependents remain eligible for and enrolled under COBRA for up to             consecutive months

commencing immediately after the Termination Date. In the event the Executive or his Dependents, after timely and effectively electing to continue such medical benefit coverage under COBRA, and after using all available COBRA, becomes ineligible to continue such medical benefit coverage under COBRA through no fault of their own, the Executive and/or his Dependents (but only if they would be eligible to obtain coverage under the Company Independence Blue Cross medical plan had the Executive been employed by the Company at such time), as applicable, may be eligible to convert to an individual Independence Blue Cross Individual Personal Choice medical plan (or any successor plan as set forth in the then applicable group medical plan documents) at the same cost to the Executive for coverage as described under the plan documents. In such event, the Company agrees to pay the insurer the premium for such individual plan for the period commencing from such COBRA ineligibility date and ending on the last day of the     -month period commencing immediately after the Termination Date.

ii. [Dental Benefits: The Executive will remain eligible to continue dental benefit coverage under the Company Delta Dental dental plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Termination Date. The Company will pay the insurer for any related dental benefit premiums under such group dental plan for as long as the Executive and/or his Dependents remain enrolled in such group dental benefit plan, for up to 24 consecutive months commencing immediately after the Termination Date.]

iii. [Vision Benefits: The Executive will remain eligible to continue vision benefit coverage under the Company VSP vision plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Termination Date. The Company will pay the insurer for any related vision benefit premiums under such vision plan for as long as the Executive and/or his Dependents remain enrolled in such group vision benefit plan, for up to 24 consecutive months commencing immediately after the Termination Date.]

iv. Payment for Benefit Continuation. If it is not possible or convenient for the Company to pay the insurer directly for any medical, dental, or vision insurance benefit coverage set forth in Sections 3(d) hereunder, then the Executive will be solely responsible for timely making such payments and the Company will reimburse the Executive within 30 days of receipt from the Executive of reasonable proof that payment has been timely received by the insurer. The Executive agrees to notify the Company promptly in writing after the Executive or his Dependents become eligible for medical, dental or vision insurance benefits under another employer’s plan, in which case any obligation by the Company under this Section 3 or otherwise to extend such benefit(s) shall cease immediately.

e. [Stock Option and Restricted Stock Awards: If the Executive executes, delivers, and does not revoke this Release within the time set forth in Section 13 below, then (i) there shall be [a 12 month acceleration of vesting] for those stock options and shares of restricted stock described in Table 1 of Exhibit A hereof [and the Executive shall be entitled to exercise such stock options described in Table 1 of Exhibit A hereof during the 12 month period immediately following the Termination Date or, if earlier, until the original expiration date of the options, and (ii) the Executive shall be entitled to exercise those vested stock options described in Table 2 of Exhibit A hereof during the 12 month period immediately following the Termination Date or, if earlier, until the original expiration date of the options]. Each of these stock options and shares of restricted stock shall otherwise remain subject in all respects to the restrictions of the applicable stock option grant or restricted stock award agreements between the Executive and the Company and any applicable equity incentive plan. Except as set forth in this Section 3(e) and Exhibit A; all other stock options and shares of restricted stock held by the Executive that are unvested shall terminate and be forfeited.]

f. Subject to Section 3(e) above, any changes to the terms and conditions of the Company’s benefit plans that apply generally to employees or to the Company’s applicable equity incentive plan shall also apply to the Executive and his entitlement under this Release (e.g., changes to the premiums, changes to coverage, changes in insurers, changes to the equity incentive plans, etc.).

g. Notwithstanding any other provision of this Release or the Employment Agreement, the Executive acknowledges and agrees that the Termination Benefits set forth in this Section 3 together with the Amounts and Benefits (as defined in Section 4.4.1 of the Employment Agreement), are the sole wages, payments, stock, stock options, insurance, and benefits to which the Executive is entitled, under the Employment Agreement or otherwise, and that no other wages, payments, stock, stock options, insurance, benefits or other monies of any nature are due from the Company. The Executive acknowledges and agrees that the Termination Benefits exceed any wages, payment, stock, stock options, insurance, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any other agreement between the Executive and the Company.

h. All payments made to the Executive pursuant to this Section 3 shall be subject to all applicable or required deductions, taxes, and withholdings.

4. Acknowledgement of Payments Provided. Notwithstanding anything herein to the contrary, the Amounts and Benefits (as defined in Section 4.4.1 of the Employment Agreement) shall not be subject to the Executive’s execution of this Release. The Executive acknowledges and agrees that the Company has paid the Executive’s final wages (including any accrued, unused paid time off) and all other Amounts and Benefits in full and that the Executive has submitted and been reimbursed in full for all reasonable and necessary business expenses incurred through the Termination Date.

5. Tax Liability. Although the Company shall make applicable tax withholdings from the Termination Benefits and the Amounts and Benefits, the Executive acknowledges and agrees that any and all tax liability, penalties and interest (including under Code Section 409A), if any, which may become due from the Executive or assessed against the Executive because of the Termination Benefits or Amounts and Benefits, and/or any other payments or benefits referenced in this Release is the Executive’s sole responsibility, and the Executive will timely pay any taxes, penalties and interest which may become due on it. The Executive shall indemnify and hold harmless the Company from any tax, tax penalty, interest, attorneys’ fees or other costs related to the failure by the Executive to pay any tax liability assessed against the Executive, including under Code Section 409A because of the payment of the Termination Benefits, Amounts and Benefits, and/or any other payments or benefits referenced in this Release.

6. General Release and Waiver. In consideration of the Termination Benefits and/or any other payments or benefits referenced in this Release, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act the Family and Medical Leave Act, the National Labor Relations Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination (which may include claims for race, color, familial status, religious creed, ancestry, age, sex, pregnancy, national origin, or disability discrimination and harassment), New Jersey Wage Payment

Laws, N.J.S.A. § 34:11-1 et seq., the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Worker Health and Safety Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, and the New York City Human Rights Law, all as amended; (b) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company or any of its subsidiaries or affiliates, or as a result of the termination of such relationships; (c) all claims related to the Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy; and (f) all federal, state (including but not limited to the States of Delaware, California, New Jersey, New York and Pennsylvania), and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

This Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

This Release shall not apply to (i) the Executive’s rights to indemnification from the Company, if any, or rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 7 of the Employment Agreement; or (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

The Executive waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California, to the extent applicable, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive hereby acknowledges that the foregoing waiver is an essential and material term of this Release.

7. Continuing Covenants. Notwithstanding any other provisions of this Release, the Executive acknowledges and agrees that he remains subject to the provisions of Section 6 of the Employment Agreement and the Employee Invention and Proprietary Information Agreement (“Invention Agreement”), both of which shall remain in full force and effect for the periods set forth therein and are deemed part of this Release. The Executive acknowledges and agrees that he has made a diligent search for any Company property in his possession or control and that he has returned all such property to the Company. The Executive acknowledges and agrees that any action for injunctive relief brought for claims arising out of Section 6 of the Employment Agreement or the Invention Agreement, as well as any related claims for trade secret misappropriation, breach of fiduciary duty, unfair competition, or other related business tort claims, shall be brought exclusively in Delaware state court or Delaware federal court. The Executive shall submit to and accept the exclusive jurisdiction of such suit, legal action, or proceeding in Delaware state court or Delaware federal court. The Executive acknowledges and agrees to accept personal jurisdiction in Delaware and also acknowledges and agrees not to challenge the mandatory Delaware forum on any grounds whatsoever, including lack of jurisdiction or forum non-conveniens.

8. No Claims. The Executive acknowledges and agrees that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Employment Agreement, or any Released Claims. The Executive acknowledges and agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claims or actions. The Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Executive’s release of claims under this Release. Should the Company ever request the Executive to execute any administrative dismissal forms, the Executive shall immediately execute the form and return it to the Company. Should the Executive file any claim or action relating to the subject matter of this Release, the Employment Agreement, or any Released Claims, such filing shall be considered an intentional breach of the Release and the Executive will be subject, among other rights Company may have, to all damages and costs available under law and equity, including without limitation, the amount of consideration paid hereunder. The Executive further acknowledges and agrees that the Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.

9. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

10. Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

11. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the entire agreement and complete understanding of the parties with regard to the matters set forth herein and, except as otherwise set forth in this Release, supersedes any and all agreements (including without limitation the Employment Agreement), understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the Parties after the Release Effective Date (as defined below). Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

12. Knowing and Voluntary Waiver. The Executive acknowledges and agrees that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release (as described in Section 13) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

13. Effective Time of Release. The Executive may accept this Release by signing it and delivering it to the Company as provided in Section 15 of this Release within 21 days of his receipt hereof. After executing this Release, the Executive will have seven calendar days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to the Company as provided in Section 15 of this Release by no later than 12:00 p.m. EST on the seventh calendar day following the date on which he executes and delivers this Release. The effective date of this Release shall be the eighth day after the Executive executes and delivers this Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits set forth in Section 3 above and any other payments or benefits referenced in this Release with the sole exception of the Amounts and Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

14. Confidentiality. The provisions of this Release shall be held in strictest confidence by the Executive. The Executive shall not publicize or disclose it in any manner whatsoever; provided, however, that the Executive may disclose this Release in confidence to his immediate family, attorney, accountant, tax preparer, and financial advisor and the Executive may also disclose this Release insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding anything herein to the contrary, in the event of a breach of this Section 14, the Company’s remedies shall be injunctive relief and all damages caused proximately by such breach. In any legal action (including arbitration) the prevailing party shall be entitled to reasonable attorney’s fees. The Company may at its option withhold payments otherwise due under this Release (with the sole exception of the Amounts and Benefits) pending the resolution of any legal action (including arbitration) in which the breach of this Section 14 is being disputed. Ultimately, however, the remedies for a breach hereunder shall be limited as provided in this Section.

15. Notices. All notices or communications hereunder shall be in writing, and shall be addressed and delivered as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: Impax Laboratories, Inc., 31047 Genstar Road, Hayward, CA 94544, Attn: Vice President of Human Resources, (b) To the Executive: [ ],             . All such notices and/or communications shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed. All payments shall be made so that the recipient shall have immediately available US denominated funds on the due date for such payment, and shall be sent to the same addresses listed above.

16. Breach of Release. Excluding the Executive’s duty of confidentiality, the breach of which shall be exclusively governed by Section 14 hereof, if the Executive violates any of his obligations under this Release, then the Company may at its option terminate the Executive’s rights to any and all Termination Benefits under Section 3 or any other payments or benefits referenced in this Release (with the sole exception of the Amounts and Benefits); provided, however, the Company may, in addition to any other rights it may have and in accordance with applicable law, demand a monetary payment equal to all Termination Benefits and other payments and benefits received by the Executive or any other payments or benefits referenced in this Release (with the sole exception of the Amounts and Benefits) and the Executive agrees to make such payment promptly upon such demand. In the event that the Company alleges that the Executive breached the Release, the prevailing party will be entitled to reasonable attorney fees.

17. Dispute Resolution. Except as otherwise set forth herein, the Parties hereby agree that any and all claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Delaware (applying Delaware law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties thereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome: (a) each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be born equally among the parties. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY. Nothing in this Release is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to injunctive relief sought pursuant to Section 7 of this Release.

[Signature Page Follows]

Dated:
Paul M. Bisaro

Dated:
[NAME AND TITLE]
Impax Laboratories, Inc.

EXHIBIT A

[Equity Awards]